Exhibit 99.1

news release

Encana reports on the election of directors voting results from the 2019 Annual Meeting of Shareholders

Calgary, Alberta (April 30, 2019) TSX, NYSE: ECA

The following matter was voted upon at the Annual Meeting of Shareholders of Encana Corporation (the “Corporation”) held on April 30, 2019, in Calgary, Alberta. Each of the matters is described in greater detail in the Notice of Annual Meeting of Shareholders and 2019 Proxy Statement dated March 14, 2019.

Election of Directors

By resolution passed via ballot, the following 12 nominees were appointed as Directors of the Corporation to serve until the close of the next annual meeting of shareholders of the Corporation, or until their successors are elected or appointed. The results of the ballot were as follows:

Name of Nominee	Votes For	Percent	Votes Withheld	Percent
Peter A. Dea	987,809,495	96.82	32,421,184	3.18
Fred J. Fowler	981,020,420	96.16	39,210,259	3.84
Howard J. Mayson	987,986,202	96.84	32,244,477	3.16
Lee A. McIntire	982,258,886	96.28	37,971,793	3.72
Margaret A. McKenzie	983,158,333	96.37	37,073,346	3.63
Steven W. Nance	1,010,884,091	99.08	9,346,588	0.92
Suzanne P. Nimocks	950,547,292	93.17	69,683,387	6.83
Thomas G. Ricks	1,004,130,631	98.42	16,100,048	1.58
Brian G. Shaw	1,009,757,781	98.97	10,472,898	1.03
Douglas J. Suttles	1,009,880,832	98.99	10,349,847	1.01
Bruce G. Waterman	961,011,343	94.20	59,219,336	5.80
Clayton H. Woitas	944,409,976	92.57	75,820,703	7.43

Encana Corporation

Encana is a leading North America energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation

Encana Corporation	1